SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 15, 1997

HealthCare COMPARE Corp.
(Exact name of registrant as specified in its charter)

Delaware                          0-15846          36-3307583
(State or other Jurisdiction      (Commission      (IRS Employer
of Incorporation)                 File Number)     Identification No.)

3200 Highland Avenue, Downers Grove, IL            60615
(Address of principal executive offices)           (Zip Code)

                               (630) 241-7900
             (Registrant's telephone number including area code)

                               Not Applicable
        (Former name or former address, if changed since last report)

Amendment No. 1

HealthCare COMPARE Corp. (the "Company") hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated July 1, 1997 as follows:

Item 7. Financial statements and exhibits

Item 7(a): Financial statements of businesses acquired

FIRST HEALTH Companies ("FHC") audited combined balance sheets as of December 31, 1996 and 1995, and the related combined statements of operations, stockholder's equity and of cash flows for each of the three years in the period ended December 31, 1996 and related notes and report of independent auditors.

FHC unaudited combined balance sheet as of June 30, 1997, the unaudited combined statements of operations and of cash flows for the six month periods ended June 30, 1997 and 1996 and the unaudited combined statement of stockholder's equity for the six month period ended June 30, 1997.

Item 7(b): Pro forma financial information

Pro forma consolidated balance sheet of the Company as of June 30, 1997 and pro forma consolidated statements of operations for the year ended December 31, 1996 and the six month period ended June 30, 1997.

Item 7(c): Exhibits

No. 23 Consent of independent auditors


Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   HealthCare COMPARE Corp. (Registrant)



September 15, 1997                 By:/s/Jospeh E. Whitters
                                      ---------------------------
                                   Vice President, Finance and
                                   Chief Financial Officer
                                   (Principal Financial Officer
                                   and Principal Accounting Officer)

Item 7(a): Financial statements of businesses acquired

The FHC audited combined balance sheets as of December 31, 1996 and 1995 and the related combined statements of operations, stockholder's equity and of cash flows for each of the three years in the period ended December 31, 1996, and the related notes and report of independent auditors, along with the FHC unaudited combined balance sheet as of June 30, 1997, the unaudited combined statements of operations and of cash flows for the six month periods ended June 30, 1997 and 1996 and the unaudited statement of stockholder's equity for the six months ended June 30, 1997, are all included herein.

                       Report of Independent Auditors



FIRST HEALTH Companies,
Its Board of Directors and Stockholder:

We have audited the combined balance sheets of the FIRST HEALTH Companies (wholly-owned subsidiaries of First Data Corporation)(the "Company") as of December 31, 1996 and 1995, and the related combined statements of operations, stockholder's equity, and of cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the FIRST HEALTH Companies as of December 31, 1996 and 1995, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As explained in Note 1, the FIRST HEALTH Companies are wholly-owned operating units of First Data Corporation and the results of their combined operations are not necessarily indicative of those which may have resulted had the combined operations been a stand alone company.




Deloitte & Touche LLP
August 29, 1997
Chicago, Illinois

FIRST HEALTH Companies
(wholly-owned subsidiaries of First Data Corporation)
COMBINED BALANCE SHEETS


                                        JUNE 30, 1997        DECEMBER 31,
ASSETS                                   (UNAUDITED)      1996         1995
-------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents             $ 12,758,000  $  6,987,000 $ 14,101,000
  Accounts receivable                     45,545,000    43,618,000   42,900,000
   (less allowance for doubtful
   accounts of $7,663,000, $5,860,000,
     and $6,619,000, respectively)
  Other current assets                    10,380,000    11,059,000   12,638,000
                                        ---------------------------------------
  Total current assets                    68,683,000    61,664,000   69,639,000

Marketable debt security                                              5,063,000

Property and equipment:
  Buildings and improvements               3,867,000     3,726,000    3,735,000
  Computer equipment and software         58,414,000    59,081,000   40,306,000
  Office furniture and equipment          29,746,000    29,460,000   34,077,000
                                        ---------------------------------------
                                          92,027,000    92,267,000   78,118,000
  Less accumulated depreciation and
   amortization                          (55,984,000)  (53,854,000) (46,092,000)
                                        ---------------------------------------
  Total property and equipment, net       36,043,000    38,413,000   32,026,000

Goodwill                                 159,305,000   161,615,000  165,765,000
  (net of accumulated amortization of
   $25,463,000, $23,153,000, and
     $19,110,000, respectively)

Software development costs                63,824,000    53,883,000   35,485,000

Other assets                              10,327,000     9,395,000    8,554,000
  (net of accumulated amortization of
   $5,247,000, $3,999,000, and
     $2,624,000, respectively)
--------------------------------------  ---------------------------------------
TOTAL ASSETS                            $338,182,000  $324,970,000 $316,532,000
--------------------------------------  ---------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY
--------------------------------------

Current liabilities:
  Accounts payable                      $ 15,073,000  $ 12,733,000 $ 10,598,000
  Accrued compensation                     6,545,000     7,716,000    5,609,000
  Accrued expenses                        16,884,000    16,753,000   21,599,000
                                        ---------------------------------------
  Total current liabilities               38,502,000    37,202,000   37,806,000

Amounts due to affiliates                 22,827,000    14,313,000   25,850,000

Non-current liabilities:
  Deferred tax liability, net             25,196,000    25,667,000   23,267,000
  Other                                    1,350,000       852,000      781,000
--------------------------------------  ---------------------------------------
Total liabilities                         87,875,000    78,034,000   87,704,000
--------------------------------------  ---------------------------------------

Commitments and contingencies

Stockholder's equity:
  Common stock                             2,000,000     2,000,000    2,000,000
  Additional paid-in capital              70,713,000    70,001,000   67,623,000
  Retained earnings                      177,594,000   174,935,000  159,229,000
  Unrealized holding loss on marketable
   debt security                                                        (24,000)
--------------------------------------  ---------------------------------------
Total stockholder's equity               250,307,000   246,936,000  228,828,000
--------------------------------------  ---------------------------------------

--------------------------------------  ---------------------------------------
Total liabilities and stockholder's
 equity                                 $338,182,000  $324,970,000 $316,532,000
--------------------------------------  ---------------------------------------


See Notes to Combined Financial Statements

FIRST HEALTH Companies
(wholly-owned subsidiaries of First Data Corporation)
COMBINED STATEMENTS OF OPERATIONS


                                               SIX MONTHS ENDED JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                   1997           1996            1996            1995           1994
--------------------------------------------------------------------------------------------------------------------------
                                                      (UNAUDITED)
Revenues                                    $  145,639,000  $  161,094,000  $  311,630,000  $  292,210,000  $  289,185,000

Operating expenses:
  Cost of services                              99,128,000     102,776,000     198,942,000     182,594,000     178,674,000
  Selling and marketing                         17,853,000      18,689,000      43,963,000      23,778,000      21,327,000
  General and administrative                    11,885,000      11,723,000      23,177,000      22,534,000      23,118,000
  Depreciation and amortization                  7,520,000       6,745,000      15,150,000      12,553,000      11,850,000
  Interest expense (income), net                  (652,000)        773,000       1,477,000           1,000         (22,000)
  Restructuring charge                           3,388,000
  Write down of software development costs                                                      18,000,000
--------------------------------------------------------------------------------------------------------------------------
                                               139,122,000     140,706,000     282,709,000     259,460,000     234,947,000
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       6,517,000      20,388,000      28,921,000      32,750,000      54,238,000
Income taxes                                     3,858,000       9,256,000      13,215,000      14,876,000      23,527,000
--------------------------------------------------------------------------------------------------------------------------
Net income                                  $    2,659,000  $   11,132,000  $   15,706,000  $   17,874,000  $   30,711,000
--------------------------------------------------------------------------------------------------------------------------

See Notes to Combined Financial Statements

FIRST HEALTH Companies
(WHOLLY-OWNED SUBSIDIARIES OF FIRST DATA CORPORATION)
COMBINED STATEMENTS OF STOCKHOLDERS EQUITY


                                                     Common Stock                                          Unrealized Holding
                                                ----------------------     Additional       Retained            Loss on
                                                 Shares        Amount   Paid-in-Capital     Earnings     Marketable Debt Security
                                                ----------------------------------------------------------------------------------
Balance, January 1, 1994                         200,000   $  2,000,000  $  59,815,000   $  110,644,000
  Additional investment by FFMC                                              1,345,000
  Tax benefits of FFMC stock options exercised                               1,606,000
  Net Income                                                                                 30,711,000
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                       200,000   $  2,000,000      62,766,000     141,355,000
  Change in unrealized holding loss on                                                                   $                 (24,000)
    marketable securities
  Tax benefits of FFMC stock options exercised                                4,857,000
  Net Income                                                                                 17,874,000
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                       200,000   $  2,000,000      67,623,000     159,229,000                    (24,000)
  Change in unrealized holding loss on
    marketable securities                                                                                $                  24,000
  Tax benefits of FFMC stock options exercised                                2,378,000
  Net Income                                                                                 15,706,000
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                       200,000   $  2,000,000      70,001,000     174,935,000
  Tax benefits of FDC stock options exercised
   (unaudited)                                                                  712,000
  Net Income (unaudited)                                                                      2,659,000
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (unaudited)               200,000   $  2,000,000  $   70,713,000  $  177,594,000
----------------------------------------------------------------------------------------------------------------------------------


See Notes to Combined Financial Statements

FIRST HEALTH Companies
(WHOLLY-OWNED SUBSIDIARIES OF FIRST DATA CORPORATION)
COMBINED STATEMENTS OF CASH FLOWS


                                                       SIX MONTHS ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                                                          1997           1996            1996           1995            1994
----------------------------------------------------------------------------------------------------------------------------------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income                                          $ 2,659,000   $  11,132,000   $  15,706,000   $  17,874,000   $  30,711,000
  Adjustments to reconcile net income
  to net cash provided by operating activities:
    Depreciation and amortization                       7,520,000       6,745,000      15,150,000      12,553,000      11,850,000
    Write-down of software development costs                                                           18,000,000
    Loss on disposal of equipment                                                                                       1,885,000
    Tax benefits from stock options exercised             712,000       1,189,000       2,378,000       4,857,000       1,606,000
    Deferred income taxes                                  66,000       2,334,000       4,667,000       6,736,000       7,367,000
    Changes in assets and liabilities, net of
      effects of merger of EBP Health Plans
      and Prime Extra into FIRST HEALTH:
        Accounts receivable                            (1,927,000)        (78,000)       (718,000)     13,612,000      (6,392,000)
        Other current assets                              142,000      (2,177,000)       (688,000)      1,765,000      (1,037,000)
        Other assets                                   (2,180,000)     (2,720,000)     (3,394,000)     (8,818,000)      4,114,000
        Accounts payable and accrued expenses           1,300,000       8,518,000        (604,000)    (13,066,000)      6,632,000
        Amounts due to affiliates                       8,514,000      (7,988,000)    (11,537,000)    (29,267,000)    (36,858,000)
        Other non-current obligations                     498,000          39,000          71,000        (251,000)        222,000
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities              17,304,000      16,994,000      21,031,000      23,995,000      20,100,000
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Investment in software development costs             (8,187,000)     (7,323,000)    (15,521,000)    (16,893,000)    (15,131,000)
  Purchases of property and equipment                  (3,346,000)     (6,311,000)    (17,711,000)    (11,353,000)     (9,883,000)
  Cash received in push down of EBP subsidiaries                                                        5,087,000
  Proceeds from sale of long term investment                                            5,087,000
  Proceeds from the sale of property and equipment                                                                     11,656,000
----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                 (11,533,000)    (13,634,000)    (28,145,000)    (23,159,000)    (13,358,000)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities -                                                                                  1,345,000
  Additional investment by FFMC
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents        5,771,000       3,360,000      (7,114,000)        836,000       8,087,000

Cash and cash equivalents at beginning of period        6,987,000      14,101,000      14,101,000      13,265,000       5,178,000
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period            $12,758,000   $  17,461,000   $   6,987,000   $  14,101,000   $  13,265,000
==================================================================================================================================


See Notes to Combined Financial Statements.

                           FIRST HEALTH COMPANIES
            (WHOLLY-OWNED SUBSIDIARIES OF FIRST DATA CORPORATION)
                   NOTES TO COMBINED FINANCIAL STATEMENTS



1.   BASIS OF PRESENTATION

     The combined financial statements include the accounts of FIRST HEALTH Services and its wholly owned subsidiaries First Mental Health, Inc. and Viable Information Processing Systems, Inc. ("Services"), FIRST HEALTH Strategies ("Strategies"), EBP Health Plans, and Prime Extra, (collectively, "FIRST HEALTH" or the "Company"). The Company is a group of health care administration companies which are owned by First Data Corporation ("FDC"). FIRST HEALTH was originally formed by First Financial Management Corporation ("FFMC") through the acquisitions of Services in 1989, First Mental Health in 1991, Strategies in 1992 and Employee Benefit Plans, Inc. ("EBP") in 1995, creating a fully-integrated health care services firm, serving both private and public sector markets. All significant intercompany balances, transactions and profits have been eliminated.

2.   NATURE OF OPERATIONS

     The Company provides a full portfolio of health plan management solutions to a broad customer base of private corporations and public agencies. The Company's activities consist principally of claims processing, system design and development and managed care administration in the health services industry. The Company also provides services to other industries in the areas of data processing facilities management and drug utilization review.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INTERIM FINANCIAL INFORMATION: In the opinion of management, the unaudited information presented as of June 30, 1997 and for the six month periods ended June 30, 1997 and 1996 reflect all adjustments, which consist of normal recurring adjustments, necessary for a fair presentation of the interim period financial statements. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CASH AND CASH EQUIVALENTS: The Company is included in FDC's combined cash management program, whereby cash generated by FDC's subsidiaries is consolidated daily for concentration and investment. Pursuant to an agreement between FDC and the Company, cash and cash equivalents at December 31, 1996 and 1995 include amounts due on a demand basis from FDC's combined cash balances.

     Cash and cash equivalents are defined as all highly liquid investments with original maturities of three months or less at date of purchase.

     MARKETABLE DEBT SECURITY: The long-term investment at December 31, 1995 is a U.S. Treasury Note due in 1996, bearing interest at 4.375 percent, with an amortized cost of $5,093,000. This investment, which is classified as available for sale, is reported at fair value, based upon quoted market price.

     PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Expenditures for the maintenance and repair of property and equipment are charged to expense as incurred. Expenditures for major replacement or betterment are capitalized.

     Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. These lives range from three years to eight years for computer equipment and software and five years for office furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Amounts charged to expense for the depreciation and amortization of property and equipment were $8,554,000 in 1996, $5,675,000 in 1995 and $5,764,000 in 1994. Capitalized depreciation associated with software development is excluded from the above totals.

     LONG-LIVED ASSETS: The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized asset balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed. During 1995, an evaluation of the carrying amount of the capitalized software development costs determined that an adjustment to the carrying value was warranted. Based upon management's calculation of future cash flows, an impairment charge of $18,000,000 was recorded to reduce the carrying amount of the asset to its estimated net realizable value. No such write-down or adjustment was required in 1996.

     GOODWILL: FFMC acquired FIRST HEALTH Services in 1989, First Mental Health in 1991 and FIRST HEALTH Strategies in 1992. These acquisitions were accounted for by the purchase method of accounting. The excess of cost over fair value of assets acquired and liabilities assumed, which was recorded as goodwill, represents the excess of the cost of acquired businesses over the value assigned to tangible and identifiable intangible assets and the liabilities assumed. Goodwill is being amortized on a straight-line basis over 40 years.

     The Company periodically assesses the recoverability of goodwill by comparing its carrying value to expected future operating results of the applicable acquired business. If estimates of future operating results were insufficient to recover future charges of goodwill amortization, then the unamortized balance of goodwill would be reduced.

     In October 1995, FFMC acquired Employee Benefit Plans, Inc. a health claims processor and plan administrator with a life insurance subsidiary selling insurance products. Simultaneous with the acquisition, FFMC pushed down the EBP Health Plans and Prime Extra subsidiaries of EBP to the Company. The push down was effected through the intercompany account between the Company and FFMC. The push down of EBP Health Plans and Prime Extra did not result in an increase in goodwill as no goodwill had been allocated to the acquisition of these companies. The assets received and liabilities assumed related to EBP Health Plans and Prime Extra are disclosed in Note 4.

     SOFTWARE DEVELOPMENT COSTS: The Company has capitalized costs incurred in the development of a technologically advanced claims adjudication system to be utilized as the primary platform for future claims processing activities. Both internal and external costs directly related to this project have been capitalized. Capitalization of development costs related to this project began when technological feasibility was established and will end when the software is ready for its intended use. Amortization of these development costs will begin when the software is placed into service. The amount of software development costs capitalized net of any impairment charges were $18,398,000 in 1996, $345,000 in 1995 and $16,326,000 in 1994. Included in these amounts are capitalized depreciation associated with equipment used in the development and testing of the software of $2,877,000 in 1996, $1,452,000 in 1995 and $1,195,000
     in 1994. As previously discussed, the Company wrote-off $18,000,000 of capitalized software development costs in 1995 to reduce the carrying amount of the asset to its estimated net realizable value.

     OTHER ASSETS: Other assets consist principally of costs incurred in developing software products for sale and costs incurred in the design and implementation of applications systems which service new customer contracts. Software development costs are amortized on a straight line basis over five years. Design and implementation costs are amortized on a straight line basis over the life of the associated contract, which typically range from one to five years.

     AMOUNTS DUE TO AFFILIATES: The intercompany balance with affiliates, principally FDC, represents cash transferred to FDC under its combined cash management program, net of payments by FDC on behalf of the Company (such as amounts related to acquisitions, employee benefits, telecommunications, legal, etc.), see Note 8.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair value.

     REVENUE RECOGNITION: Claims processing revenue and managed care service revenue are recognized as earned. Revenue generated from system programming services is recognized based on the percentage of the project completed within the accounting period. Drug formulary rebate revenue is recorded on an accrual basis when earned and adjusted based on subsequent receipt of cash payments.

     NEW ACCOUNTING STANDARD: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements.

     SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The impact of the adoption of SFAS No. 130 has not yet been fully determined.

4.   SUPPLEMENTAL CASH FLOW INFORMATION


                      Six Months Ended June 30,    Years Ended December 31,
                      ------------------------- -----------------------------
                          1997       1996       1996        1995         1994
                          ----       ----       ----        ----         ----
                            (unaudited)
     Cash payments for:
     Interest           $652,000 $  773,000  $1,475,000  $   95,000
     Income taxes                 3,085,000   6,169,000   3,178,000  $14,440,000


     Cash payments for interest and income taxes are paid (settled) through the intercompany account with FDC and FFMC.

     SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES: In 1995, FFMC pushed down the EBP Health Plans and Prime Extra subsidiaries of EBP to the Company. The Company received assets and assumed liabilities in connection with this transaction as follows:

     Assets received                                      $(15,486,000)
     Liabilities assumed                                     7,063,000
     Amount due to affiliate                                13,510,000
                                                          ------------
     Cash received in push down                           $  5,087,000
                                                          ============

5.   LEASES

     The Company leases data processing equipment, office equipment and office
     space under operating leases through 2009.   Future minimum annual rental
     commitments under these noncancelable operating leases at December 31, 1996 were as follows:

     Years ending December 31,

     1997                            $15,673,000
     1998                             10,517,000
     1999                              6,187,000
     2000                              3,965,000
     2001                              3,412,000
     Thereafter                       11,155,000
                                     -----------
     Total minimum lease payments    $50,909,000
                                     ===========

     Total rental expense for operating leases approximated $21,583,000 in 1996, $19,145,000 in 1995 and $18,017,000 in 1996.

6.   INCOME TAXES



     Components of the provision for
     income taxes are as follows:               Years Ended December 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                    -----------   -----------   ------------
     Currently payable:
       Federal                       $ 7,035,000   $ 6,699,000   $ 13,300,000
       State and local                 1,513,000     1,441,000      2,860,000
                                     -----------   -----------   ------------
                                       8,548,000     8,140,000     16,160,000
     Deferred taxes:
       Federal                         3,840,000     5,544,000      6,063,000
       State and local                   827,000     1,192,000      1,304,000
                                     -----------   -----------   ------------
                                       4,667,000     6,736,000      7,367,000
                                     -----------   -----------   ------------
     Provision for income
       taxes                         $13,215,000   $14,876,000   $ 23,527,000
                                     ===========   ===========   ============

     A reconciliation of the U.S. federal statutory rate to the effective tax rate is presented below:


                                                   Years Ended December 31,
                                                   ------------------------
                                               1996         1995         1994
                                               ----         ----         ----
     U.S. federal statutory rate               35.0%        35.0%        35.0%

     State income taxes, net of
      federal benefit                           5.3%         5.2%         5.1%
     Nondeductible expenses                     4.9%         4.6%         2.9%
     Other                                      0.5%         0.6%         0.4%
                                               -----        -----        -----
     Effective tax rate                        45.7%        45.4%        43.4%
                                               =====        =====        =====

     Deferred tax assets and (liabilities) comprise the following as of December 31, 1996 and 1995:


                                               1996            1995
                                               ----            ----
     Deferred tax assets:
     Net operating loss carryforwards      $  2,106,000    $  2,106,000
     Bad debt reserve                         1,664,000       1,821,000
     Acquisition reserve                      2,009,000       2,082,000
     Other intangible assets                  1,468,000
     Other                                    2,252,000       3,929,000
                                           ------------    ------------

     Total deferred tax assets                9,499,000       9,938,000

     Deferred tax liabilities:
     Software development costs              24,745,000      15,795,000
     Depreciation                             2,390,000       2,320,000
     Other intangible assets                                  4,310,000
     Other                                      360,000         842,000
                                           ------------    ------------
     Total deferred tax liabilities          27,495,000      23,267,000
                                           ------------    ------------

     Total deferred tax (liability)         (17,996,000)    (13,329,000)
     Valuation allowance                     (2,106,000)     (2,106,000)
                                           ------------    ------------

     Net deferred tax (liability)          $(20,102,000)   $(15,435,000)
                                           ============    ============

     Income tax benefits associated with the exercise of FDC and FFMC stock options were $2,378,000 in 1996, $4,857,000 in 1995 and $1,606,000 in
     1994.  Such amounts are credited to paid-in capital.

     A valuation allowance has been provided for those net operating loss ("NOL") carryforwards and temporary differences which are estimated to expire before they are utilized.

     At December 31, 1996, the Company had approximately $5,444,000 of NOL carryforwards attributed to EBP Health Plans which were pushed down to the Company in 1995. Such carryforwards reflect income tax losses incurred which will begin to expire in 2003.

7.   EMPLOYEE BENEFIT PLANS

     The Company's employees participate in FDC's profit sharing and savings plans which allow eligible employees to allocate up to 15% of their salary through payroll deductions. The Company matches 25% of the employee's contributions, up to 6% of his or her salary. The Company's cost of these plans approximated $1,422,000 in 1996, $2,332,000 in 1995 and $2,379,000 in 1994.

     The Company has a defined benefit pension plan covering certain employees. The benefits under this plan are based on years of service and final average compensation levels. The following table sets forth the plan's funded status, reconciled with amounts recognized in the Company's combined balance sheet at December 31, 1996 and 1995:

                                              1996              1995
                                              ----              ----
     Accumulated benefit obligation      $  5,397,000        $ 5,020,000
                                         ============        ===========
     Projected benefit obligation        $  5,397,000        $ 5,020,000
     Fair value of plan assets
      (primarily fixed income
      securities)                           6,049,000          6,080,000
                                         ------------        -----------
     Funded status at December 31             652,000          1,060,000
     Asset at transition date              (1,131,000)        (1,225,000)
     Unrecognized net loss                    768,000            592,000
                                         ------------        -----------
     Prepaid pension cost                $    289,000        $   427,000
                                         ============        ===========

     Net retirement plan expense for the years ended December 31, 1996, 1995 and 1994 consists of the following:


                                              1996         1995         1994
                                              ----         ----         ----
     Interest cost on the
       accumulated benefit obligation      $ 364,000    $ 333,000    $ 313,000
     Net deferral and amortization           (94,000)     (94,000)     (94,000)
     Expected return on plan assets         (474,000)    (438,000)    (447,000)
                                           ---------    ---------    ---------
     Net defined benefit pension income    $(204,000)   $(199,000)   $(228,000)
                                           =========    =========    =========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% in both 1996 and 1995. The expected long term rate of return on plan assets was 8.0 % in 1996, 1995 and 1994.

8.   TRANSACTIONS WITH AFFILIATES

     Transactions with affiliates were as follows:

                                           1996          1995          1994
                                           ----          ----          ----
     Revenues from affiliates          $13,709,000    $5,056,000    $1,866,000
     Cost of services to affiliates      1,099,000     1,247,000     1,095,000
     Expenses incurred for
      products and services
      provided by affiliates             1,324,000     1,953,000     1,946,000


     The Company does not maintain corporate treasury, legal, tax, internal audit, and other similar corporate support functions. These services were provided to the Company by FDC in 1996 and FFMC in 1995 and 1994. During 1996, FDC charged the Company $7,868,000 for these services. Included in the $7,868,000 charge was approximately $1,477,000 of interest expense on the intercompany balances between FIRST HEALTH and affiliates, principally FDC. The interest expense was calculated monthly based on the average monthly intercompany balance multiplied by an interest rate which approximated 7% in 1996. In 1995 and 1994, FFMC did not charge the Company for corporate support services or charge interest on the intercompany balance as FFMC did not allocate or charge these types of costs to its subsidiaries, nor did their systems provide sufficient information to develop a reasonable cost allocation.

9.   REVENUE CONCENTRATION

     The Company had no customers which individually accounted for 10% or more of revenue in 1996, 1995 or 1994.

10.  COMMITMENTS AND CONTINGENCIES

     The Company is party to a number of contracts with state agencies and non-governmental business entities. These contracts are subject to audit by such agencies and business entities or their representatives. Such audits could result in requests for reimbursement to the state agencies and business entities for expenditures disallowed under the terms of the contracts or for damages for nonperformance of agreed upon standards. Management believes that disallowed expenditures or damages for nonperformance, if any, would not be significant.

     In the normal course of business, the Company is subject to claims and litigation. Management of the Company believes that current or threatened claims and litigation with a reasonably possible chance of loss would not, individually or in the aggregate, result in a materially adverse effect on the Company's results of operations, liquidity or financial condition.

11.  SUBSEQUENT EVENTS

     RESTRUCTURING CHARGES: In March 1997, the Company recorded a restructuring charge of approximately $3,388,000. This charge was for employee severance associated with a companywide reduction-in-force implemented to streamline operating efficiencies. The restructuring plan affected approximately 6% of the Company's employees.

     ACQUISITION OF CERTAIN SUBSIDIARIES OF FIRST HEALTH: On July 1, 1997, HealthCare COMPARE Corp. ("HCC") completed the acquisition of all of the outstanding shares of common stock of Strategies and Services from FFMC and FDC (collectively, the "Sellers") for a purchase price of approximately $202,000,000 in cash, subject to certain post-closing adjustments. The acquisition excluded the stock of Viable Information Processing Systems, Inc., a wholly-owned subsidiary of Services. The acquisition was effected pursuant to the terms of a Stock Purchase Agreement, dated as of May 22, 1997, among HCC and the Sellers, and will be accounted for as a purchase of the acquired FIRST HEALTH Companies by HCC.

Item 7 (b):  Pro forma financial information

The accompanying unaudited pro forma consolidated balance sheet as of June 30, 1997 and unaudited pro forma statements of operations for the year ended December 31, 1996 and the six month period ended June 30, 1997 are presented to reflect the acquisition of all of the outstanding shares of capital stock of FIRST HEALTH Strategies, Inc. ("Strategies") and FIRST HEALTH Services Corporation ("Services") (collectively, "FHC"), excluding the stock of Viable Information Processing Systems, Inc., a wholly-owned subsidiary of Services, from First Financial Management Corporation and First Data Corporation (collectively, the "Sellers") by HealthCare COMPARE Corp. (the "Company") (the "Acquisition") for a purchase price of $202 million in cash, subject to certain working capital adjustments which, when finalized, will result in a reduction of the purchase price to approximately $196 million. The Acquisition was effected pursuant to the terms of a Stock Purchase Agreement, dated as of May 22, 1997, among the Company and the Sellers. The Acquisition was accounted for under the purchase method of accounting. The accompanying unaudited pro forma consolidated financial statements reflect the effects of a preliminary allocation of the purchase price.

The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with the respective companies' historical consolidated or combined financial statements and notes thereto. The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transaction occurred as described in the preceding paragraph, nor do they purport to represent results of future operations of the merged companies.

The pro forma consolidated balance sheet assumes the Acquisition occurred on June 30, 1997. The pro forma consolidated statements of operations present the Company's historical consolidated statements of operations for the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, along with FHC's statements of operations for the same periods adjusted to give effect to the Acquisition as if the Acquisition had occurred on January 1, 1996. Unaudited pro forma consolidated financial information presented herein reflects adjustments for (i) the estimated allocation of purchase price to the fair value of assets acquired, including goodwill, and liabilities assumed,
(ii) the effect of recurring charges related to the Acquisition, primarily the amortization of goodwill, recording of interest expense on borrowings to finance the Acquisition and the reduction of depreciation expense due to the write-down to fair value of fixed assets, (iii) the estimated liability for restructuring and integration costs, and (iv) removal of revenues and related cost of services and expenses for acquired businesses that are held for sale.

The unaudited pro forma consolidated financial statements do not reflect an expected material non recurring charge for the portion of the purchase price which will be allocated to in-process research and development as a result of the Acquisition, or any allocation of a portion of the purchase price to intangible assets other than goodwill. In addition, the Company has not finalized all aspects of its merger and integration plan for FHC. The Company is currently performing a valuation of FHC's in-process research and development related to existing technology and technology in-process. The fair market value of FHC's technology will be estimated using a discounted cash flow approach. A charge will be recorded for in-process research and development equal to its estimated current fair value of specifically identified technologies for which an alternative future use does not exist.

The preliminary allocation of the purchase price resulted in approximately $158 million of goodwill. The actual amount of goodwill recorded will vary based upon the final purchase price allocation resulting from settlement of the working capital adjustment, and completion of the merger and integration plan and the asset and technology valuations discussed above. Changes in goodwill and the related amortization expense resulting from these plans and assessments may be material.

HEALTHCARE COMPARE CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 1997
(Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------

                                                           FIRST HEALTH COMPANIES
                                        HEALTHCARE ----------------------------------------                      PRO FORMA
                                         COMPARE                BUSINESS NOT    ACQUIRED        PURCHASE         ADJUSTED
                                          CORP.     HISTORICAL   PURCHASED    FIRST HEALTH     ADJUSTMENTS        BALANCE
                                                                    (a)           (a)                               (b)

ASSETS:
CURRENT ASSETS:
   Cash and cash equivalents            $ 64,537    $ 12,758       $   (202)     $ 12,960                           $ 77,497
   Short term investments                 22,680                                                                      22,680
   Accounts receivable, less              29,351      45,545          2,760        42,785        $(4,153) (d)         67,983
    allowances for doubtful accounts
   Other current assets                    7,251      10,380            987         9,393         11,567  (f),(g)     28,211
   Net current assets of businesses                                                                2,012  (d),(e)      2,012
     held for sale
                                        ---------   ----------    ----------   ----------     ----------          ----------

   TOTAL CURRENT ASSETS                  123,819      68,683          3,545        65,138          9,426             198,383

LONG-TERM INVESTMENTS:
   Marketable securities                  96,923                                                                      96,923
   Other                                  25,030                                                                      25,030
                                        ---------   ----------    ----------   ----------     ----------          ----------

                                         121,953                                                                    121,953
PROPERTY AND EQUIPMENT:
   Buildings and improvements             50,846       3,867             42         3,825         (3,249) (h)         51,422
   Computer equipment and software        44,683      58,414          3,679        54,735        (51,379) (h)         48,039
   Office furniture and equipment         19,740      29,746          1,624        28,122        (23,764) (h)         24,098
                                        ---------   ----------    ----------   ----------     ----------          ----------
                                         115,269      92,027          5,345        86,682        (78,392)            123,559

   Less accumulated depreciation
     and amortization                    (54,636)    (55,984)        (3,448)      (52,536)        52,536  (h)        (54,636)
                                        ---------   ----------    ----------   ----------     ----------          ----------

   PROPERTY AND EQUIPMENT, NET            60,633      36,043          1,897        34,146        (25,856)             68,923

GOODWILL                                             159,305         21,407       137,898         19,754  (i)        157,652

SOFTWARE DEVELOPMENT COSTS                            63,824                       63,824        (63,824) (j)

OTHER ASSETS                               4,859      10,327         10,115           212         13,685  (g)         18,756
                                        ---------   ----------    ----------   ----------      ----------          ----------

              TOTAL ASSETS              $311,264    $338,182        $36,964      $301,218       $(46,815)           $565,667
                                        =========   ==========    ==========    ==========      =========          ==========



See notes to unaudited pro forma consolidated financial statements.

HEALTHCARE COMPARE CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
JUNE 30, 1997
(Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------------


                                                                       FIRST HEALTH COMPANIES
                                                   HEALTHCARE  --------------------------------------                   PRO FORMA
                                                    COMPARE                BUSINESS NOT    ACQUIRED     PURCHASE         ADJUSTED
                                                     CORP.     HISTORICAL   PURCHASED    FIRST HEALTH  ADJUSTMENTS        BALANCE
LIABILITIES & STOCKHOLDERS' EQUITY:                                             (a)           (a)                           (b)

CURRENT LIABILITIES:
   Accounts payable                               $  6,807    $ 15,073       $   157      $ 14,916    $      393(c)    $   22,116
   Accrued expenses                                 12,553      23,429         1,457        21,972        13,718(k)        48,243
   Treasury stock purchases payable                    855                                                                    855
   Claims reserves                                   8,075                                                                  8,075
   Income taxes payable                                747                                                                    747
                                                  ---------   ----------    ----------   ----------     ----------     ----------

   TOTAL CURRENT LIABILITIES                        29,037      38,502         1,614        36,888        14,111           80,036

NON-CURRENT LIABILITIES:
   Amounts due to affiliates                                    22,827        16,879         5,948        (5,948)(l)
   Long-term debt                                                                                        202,000 (m)      202,000
   Deferred tax liability, net                                  25,196         3,407        21,789       (21,789)(g)
   Other non-current liabilities                     1,902       1,350                       1,350            54 (d)        3,306
                                                  ---------   ----------    ----------   ----------    ----------      ----------

   TOTAL NON-CURRENT LIABILITIES                     1,902      49,373        20,286        29,087       174,317          205,306
                                                  ---------   ----------    ----------   ----------    ----------      ----------

   TOTAL LIABILITIES                                30,939      87,875        21,900        65,975       188,428          285,342

STOCKHOLDERS' EQUITY:
   Common stock                                        373       2,000                       2,000        (2,000)(n)          373
   Additional paid-in capital                      144,794      70,713                      70,713       (70,713)(n)      144,794
   Retained earnings                               331,343     177,594        15,064       162,530      (162,530)(n)      331,343
   Unrealized holding gain on marketable
    securities                                       1,120                                                                  1,120
   Treasury stock, at cost                        (197,305)                                                              (197,305)
                                                  ---------   ----------    ----------   ----------    ----------       ----------

  TOTAL STOCKHOLDERS' EQUITY                       280,325     250,307        15,064       235,243      (235,243)         280,325
                                                  ---------   ----------    ----------   ----------    ----------      ----------

  TOTAL LIABILITIES & STOCKHOLDERS'               $311,264    $338,182       $36,964      $301,218      $(46,815)        $565,667
  EQUITY                                          =========   ==========    ==========   ==========    ==========      ==========


See notes to unaudited pro forma consolidated financial statements.

HEALTHCARE COMPARE CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1996
(Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                   FIRST HEALTH COMPANIES
                                               HEALTHCARE  ----------------------------------------                   PRO FORMA
                                                COMPARE                 BUSINESS NOT    ACQUIRED       PURCHASE       ADJUSTED
                                                 CORP.     HISTORICAL    PURCHASED     FIRST HEALTH   ADJUSTMENTS      BALANCE
                                                                          (a)            (a)                             (b)

REVENUES                                        $247,804    $311,630        21,285        $290,345    $(31,828)  (o)   $506,321


OPERATING EXPENSES:
   Cost of services                               72,284     198,942        10,473         188,469     (24,076)  (o)    236,677
   Selling and marketing                          29,148      43,963         2,667          41,296      (6,406)  (o)     64,038
   General and administrative                     13,745      23,177         2,404          20,773      (3,020)  (o)     31,498
   Healthcare benefits                             5,479                                                                  5,479
   Depreciation and amortization                  12,334      15,150         1,825          13,325      (2,690)  (p)     22,969
   Interest (income) expense, net                (13,581)      1,477           819             658      10,512   (q)     (2,411)
                                               ---------   ----------    ---------       ---------    --------         --------
                                                 119,409     282,709        18,188         264,521     (25,680)         358,250
                                               ---------   ----------    ---------       ---------    --------         --------
INCOME BEFORE INCOME TAXES                       128,395      28,921         3,097          25,824      (6,148)         148,071

INCOME TAXES                                      49,400      13,215         1,415          11,800        (491)          60,709  (r)
                                               ---------   ----------    ---------       ---------    --------         --------
NET INCOME                                      $ 78,995    $ 15,706     $   1,682        $ 14,024     $(5,657)        $ 87,362
                                               =========   ==========    =========       =========    ========         ========

NET INCOME PER COMMON SHARE                     $   2.24                                                               $   2.48
                                                ========                                                               ========

WEIGHTED AVERAGE COMMON AND
 COMMON SHARE EQUIVALENTS                         35,244                                                                 35,244
                                                ========                                                               ========

See notes to unaudited pro forma consolidated financial statements.

HEALTHCARE COMPARE CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 1997
(Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------


                                                                  FIRST HEALTH COMPANIES
                                              HEALTHCARE   ----------------------------------------                 PRO FORMA
                                               COMPARE                  BUSINESS NOT    ACQUIRED     PURCHASE        ADJUSTED
                                                CORP.      HISTORICAL    PURCHASED     FIRST HEALTH  ADJUSTMENTS     BALANCE
                                                                          (a)           (a)                            (b)

REVENUES                                        $133,755    $145,639       $10,283      $135,356     $(15,914) (o)   $253,197

OPERATING EXPENSES:
   Cost of services                               39,095      99,128         4,925        94,203      (12,038) (o)    121,260
   Selling and marketing                          14,638      17,853         1,218        16,635       (3,203) (o)     28,070
   General and administrative                      7,372      11,885         1,571        10,314       (1,510) (o)     16,176
   Healthcare benefits                             4,127                                                                4,127
   Depreciation and amortization                   6,392       7,520         1,193         6,327         (957) (p)     11,762
   Restructuring charge                                        3,388                       3,388                        3,388
   Interest (income) expense, net                (6,701)       (652)          (44)         (608)        5,256  (q)     (2,053)
                                               ---------   ----------    ----------   ----------    ----------     ----------
                                                  64,923     139,122         8,863       130,259      (12,452)        182,730
                                               ---------   ----------    ----------   ----------    ----------     ----------
INCOME BEFORE INCOME TAXES                        68,832       6,517         1,420         5,097       (3,462)         70,467

INCOME TAXES                                      26,554       3,858           840         3,018         (681)         28,891  (r)
                                               ---------   ----------    ----------   ----------    ----------     ----------

NET INCOME                                      $ 42,278    $  2,659       $   580      $  2,079      $(2,781)       $ 41,576
                                               =========   ==========   ==========    ==========    ==========     ==========

NET INCOME PER COMMON SHARE                     $   1.25                                                             $   1.23
                                               =========                                                            =========
WEIGHTED AVERAGE COMMON AND
 COMMON SHARE EQUIVALENTS                         33,757                                                               33,757
                                               =========                                                            =========




See notes to unaudited pro forma consolidated financial statements.

HEALTHCARE COMPARE CORP.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997

The unaudited pro forma consolidated balance sheet as of June 30, 1997 reflects the adjustments necessary to record the Acquisition as though it had occurred on June 30, 1997.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the six month period ended June 30, 1997 have been prepared assuming the Acquisition had occurred on January 1, 1996 and reflect the effects of certain adjustments to the historical consolidated financial statements that result from the Acquisition between the Company and the Sellers.

Based upon the terms of the Acquisition, the transaction is accounted for as a purchase of FHC by the Company for financial reporting and accounting purposes. Accordingly, the Company revalued the basis of FHC's acquired assets and assumed liabilities to fair value. The purchase price of FHC is calculated as the cash paid, net of an estimated working capital adjustment, plus the Company's transaction costs. The difference between the purchase price and the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is recorded as goodwill and will be amortized over a period of 30 years. The preliminary allocation of the purchase price is subject to completion of certain valuations relating to in-process research and development and tangible and intangible assets, and the completion of the Company's integration and merger plan. Changes to the preliminary purchase price allocation resulting from the finalization of the valuations and merger plan may be material. The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed is as follows:

       Purchase price                                            $202,000
       Less:  due from Sellers for working capital adjustment      (6,000)
       Transaction costs                                            3,000
                                                              -----------

       Total estimated purchase price                         $   199,000
                                                              -----------
       Purchase price has been allocated as follows:

       Fair value of assets acquired                          $    90,751
       Goodwill                                                   157,652
       Liabilities assumed                                        (38,431)
       Liability for restructuring and integration costs          (10,972)
                                                              -----------
                                                              $   199,000
                                                              -----------

(a) Pursuant to the terms of the Stock Purchase Agreement, the Company will not acquire the stock of Viable Information Processing Systems, Inc. ("VIPS"), a wholly-owned subsidiary of Services. The historical combined financial statements of FHC have been adjusted to reflect the assets and liabilities and results of operations of VIPS. The column "Acquired FIRST HEALTH" represents the historical combined financial position and results of operations that were acquired by the Company.

(b) The "Pro Forma Adjusted Balance" column represents the sum of the amounts included in the following columns: "HealthCare COMPARE Corp.", "Acquired FIRST HEALTH", and "Purchase Adjustments".

THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1997 GIVES EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

(c) Primarily represents the accrual of debt issuance costs relating to the establishment of the credit agreement used to finance the Acquisition.

(d) Includes the reclassification of the net assets of certain acquired businesses of FHC that are currently held for sale to "Net current assets of businesses held for sale."

(e) Includes the adjustment to write down the net current assets of the businesses held for sale to their fair value.

(f) Includes the write-down of prepaid expenses to conform with the Company's accounting policy, which is to expense such costs as incurred.

(g) Includes the adjustments to the deferred tax balances for the tax effects of the pro forma adjustments, primarily the write-down to fair value of property and equipment, the write-down to fair value of capitalized software, and the recording of additional accrued expenses relating to the Acquisition.

(h) Represents the write-down of property and equipment to its estimated fair value at the balance sheet date.

(i) Represents the write-off of goodwill previously recorded by FHC of $137,898,000 and the recording of $157,652,000 of goodwill resulting from the Acquisition which will be amortized over 30 years.

(j) Represents the write-off of capitalized software costs relating to either technology which the Company does not intend to further develop or which would not be capitalized in conformity with the Company's accounting policies.

(k) The Company expects to incur costs of approximately $10,972,000 in connection with the implementation of a formal plan to reduce duplicative operating expenses of the acquired company. The estimated adjustment primarily relates to costs associated with combining the operations of the two companies and includes severance benefits and closure costs of duplicative and excess facilities of FHC. As all portions of the merger and integration plan have not been finalized, the amount recorded is subject to adjustment. In addition, the adjustment includes an accrual of approximately $3,000,000 for transaction costs incurred by the Company relating to the Acquisition.

(l) Represents the elimination of amounts due to FHC's parent and related affiliated companies.

(m) Represents borrowings under the credit agreement used to finance the Acquisition.

(n) Represents the elimination of FHC's common stock, additional paid-in capital, and retained earnings.

THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997 GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

(o) Represents the removal of revenues, cost of services, selling and marketing expense, and general and administrative expense of certain acquired businesses of FHC that are held for sale. The earnings or loses of these businesses from date of acquisition are excluded from operations and are recorded as adjustments to the carrying amount of their net assets in the purchase price allocation.

(p) Represents the following for both the year ended December 31, 1996 and the six-months ended June 30, 1997: (i) an increase in goodwill amortization expense, calculated as of January 1, 1996, over an estimated useful life of 30 years. Goodwill and other intangibles and the related amortization expense are subject to adjustment resulting from the completion of the final purchase price allocation; (ii) amortization of debt issuance costs relating to the credit agreement used to finance the Acquisition; and (iii) a reduction in depreciation expense resulting from both the write-down of property and equipment to its fair value and the amount allocated to certain acquired businesses of FHC that are held for sale. The net adjustment is computed as follows:

                                                 1996          1997

         Increase in goodwill amortization     $1,212,000     $563,000
         Reduction in depreciation expense     (3,969,000)  (1,553,000)
         Amortization of debt issuance costs       67,000       33,000
                                              -----------   ----------

         Net adjustment                       ($2,690,000)   ($957,000)
                                              ===========   ==========



(q) Represents the adjustment to interest expense related to debt acquired to finance the Acquisition calculated as average borrowings of $202 million multiplied by an average interest rate of 6%, less interest expense allocated to certain acquired businesses held for sale.

(r) Represents the estimated income tax expense of the Company, including the pro forma effects of the Acquisition, at an estimated rate of 41%.

Item 7 (c):  Exhibits

No. 23:  Consent of Deloitte & Touche LLP